Exhibit 10.1

satisfaction of promissory notes

This SATISFACTION OF PROMISSORY NOTES (this “Agreement”) is made by and between Envoy Medical, Inc., a Delaware corporation (the “Company”) and GAT Funding, LLC, a Minnesota limited liability company (the “Investor”), effective as of August 25, 2025 (the “Effective Date”).

WHEREAS, the Company issued that certain Promissory Note dated effective February 27, 2024, with an original maximum principal amount of $10,000,000, bearing interest at a rate of 8.00% per annum, and calling for payment of the principal and all accrued interest on February 27, 2029 (the “February 2024 Note”); and

WHEREAS, as of the Effective Date, the February 2024 Note has an outstanding principal balance of $10,800,000 (including compounded interest that has been added to the principal balance) and accrued interest of $283,332; and

WHEREAS, the Company issued that certain Promissory Note dated effective August 27, 2024, with an original maximum principal amount of $10,000,000, bearing interest at a rate of 8.00% per annum, and calling for payment of the principal and all accrued interest on August 27, 2029 (the “August 2024 Note”); and

WHEREAS, as of the Effective Date, the August 2024 Note has an outstanding principal balance of $10,000,000 and accrued interest of $679,452;

WHEREAS, the Company issued that certain Promissory Note dated effective March 6, 2025, with an original maximum principal amount of $10,000,000, bearing interest at a rate of 8.00% per annum, and calling for payment of the principal and all accrued interest on March 6, 2030 (the “March 2025 Note”, and collectively with the February 2024 Note and August 2024 Note, the “Notes” and each, individually, a “Note”); and

WHEREAS, as of the Effective Date, the March 2025 Note has an outstanding principal balance of $10,000,000 and accrued interest of $248,768; and

WHEREAS, as of the Effective Date, the total outstanding principal balance of all of the Notes is $30,800,000, and total accrued interest on all of the Notes is $1,211,552; and

WHEREAS, the Company now desires to prepay, and the Investor now desires to accept prepayment of the entire outstanding principal balance along with all accrued interest due under the Notes on a discounted basis, due inter alia to the reasonable likelihood that the Company may be unable to pay the Notes in accordance with their terms.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Investor agree as follows:

1.	Payment in Full. The Investor agrees that upon receipt of a payment made in the form of cash in the amount of $100,000.00 (the “Payoff Amount”), all of the Company’s past, present, and future obligations under the Notes shall be fully paid and satisfied.

2.	Release. Upon receipt of the Payoff Amount, the Investor, on behalf of itself and its successors and assigns, hereby forever releases, waives and discharges Company from any and all claims, demands, liabilities, actions, judgments or damages against the Company, whether mature or not, that relate to the Notes; provided however, for the avoidance of doubt, notwithstanding anything to the contrary in this Section 2 or in any other provision of this Agreement, the Investor retains all of the rights, benefits and privileges set forth in each and every Warrant (as defined in the Notes) previously issued to the Investor or to be issued to the Investor subsequent to the Effective Date, as payment of the “commitment fee” pursuant to the Notes, including but not limited to, the right to exercise the Warrants in accordance with the terms thereof.

3.	Due Authorization and Execution. This Agreement has been duly authorized by the parties hereto, has been duly executed and delivered by the parties hereto, and constitutes the valid and binding agreement of the parties hereto, enforceable in accordance with its terms. The execution and delivery of this Agreement and compliance with the terms of this Agreement by the parties hereto will not conflict with, or result in the breach of, the terms or conditions or provisions of, or constitute a default under any other instrument to which the parties hereto is a party or is otherwise bound.

4.	Tax Treatment. The transaction contemplated by this Agreement is intended to be treated for all federal income tax purposes as a full retirement of the Notes in exchange for the Payoff Amount within the meaning of Section 1271 of the Internal Revenue Code of 1986, as amended. The Company acknowledges that this may result in the realization of income for federal income tax purposes for the Company.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to conflict of laws provisions thereof).

6.	Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.	Counterparts; Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile, electronic, or similar reproduction by (or on behalf of) Company or Investor of the signature of Company or Investor is considered an original signature.

IN WITNESS WHEREOF, the Company and the Investor have executed this Agreement effective as of the Effective Date.

COMPANY		INVESTOR

ENVOY MEDICAL, INC.		gat fUNDING, LLC

By:	/s/ Brent Lucas	By:	/s/ Glen A. Taylor
Name:	Brent Lucas	Name:	Glen A. Taylor
Its: Chief Executive Officer		Its; Chief Manager

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